UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2023

AEMETIS, INC.
(Exact name of registrant as specified in its charter)

______________

Delaware	001-36475	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Title of class of registered securities Common Stock, par value $0.001 per share	Ticker Symbol AMTX	Name of exchange on which registered NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Construction & Term Loan Agreement

On July 28, 2023, Aemetis Biogas 2 LLC, as borrower (“Borrower”) and Aemetis Biogas Holdings LLC, as guarantor (“Guarantor”), each a wholly owned subsidiary of Aemetis, Inc., entered into a Construction & Term Loan Agreement (“Loan Agreement”) with Magnolia Bank, Incorporated (together with its successors and assigns, the “Lender”).

Pursuant to the Loan Agreement, the Lender has made available an aggregate principal amount not to exceed $25 million (the “Loan”) for the Borrower to borrow, of which, at closing, (i) approximately $19.2 million will be available for construction draws and equipment purchases for construction and operation of (a) anaerobic digester systems located on five Dairies (as defined in the Loan Agreement) and (b) manure collection and conveyance facilities located on three Dairies, to be utilized for the collection of methane gas from dairy and other cow manure and the processing of such gas into Renewable Natural Gas (the “Project”), (ii) approximately $0.3 million will be available to retire certain accounts payable, (iii) $1.0 million will be available for Project contingencies, and (iv) approximately $0.9 million will be available to pay costs related to closing the Loan.

The Loan is secured by all personal property collateral and real property collateral of the Borrower. Other material terms of the Loan include: (i) an interest rate of 8.75% per annum to be adjusted every five years thereafter to be equal to the five-year Treasury Constant Maturity Rate, as published by the Board of Governors of the Federal Reserve System as of the adjustment date, plus 5.00%, (ii) payments of interest only to be paid in monthly installments beginning August 15, 2023, (iii) payments of equal combined monthly installments of principal and interest beginning on August 15, 2025, and (iv) a maturity date of July 28, 2043, at which time the entire unpaid principal amount, together with accrued and unpaid interest thereon, shall become due and payable.

The Loan Agreement contains certain financial covenants including, but not limited to, requirements that Borrower (i) maintain a ratio of Indebtedness to Tangible Net Worth of less than 9.0 to 1.0 measured annually, beginning at the end of the second year after closing the Loan, and based on year-end CPA-reviewed financial statements, (ii) maintain a Debt Service Coverage Ratio of at least 1.25 to 1.00 beginning on the second full year of operations of the Project, to be measured as of the last day of each fiscal year beginning fiscal year end 2025, annually for the term of the Loan and based on CPA-reviewed financial statements and (iii) maintain a Current Ratio not less than 1:1. The Loan Agreement also contains other affirmative and negative covenants, representations and warranties and events of default customary for loan agreements of this nature.

The foregoing description of the Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 and incorporated by reference into this Item 1.01. The representations, warranties and covenants contained in the Loan Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required, the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On July 31, 2023, the Company issued a press release, posted to its website at www.aemetis.com, announcing the Loan Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto) shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description of the Exhibit

10.1*	Construction and Term Loan Agreement, dated as of July 28, 2023, among Aemetis Biogas 2 LLC, as borrower, Aemetis Biogas Holdings LLC, as guarantor and Magnolia Bank, as lender.
99.1	Press Release, dated July 31, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits to the Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

July 31, 2023	By:	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer